Exhibit B.7.4

















     BY-LAWS

     THE ROCKY RIVER REALTY COMPANY




























Amended
                                             December 22, 1947
                                             March 1, 1982
                                             February 11, 1998


     THE ROCKY RIVER REALTY COMPANY

     BY-LAWS


     ARTICLE I.

     Meetings of Stockholders
     Section 1. All meetings of the stockholders may be held at any place, either in or out of the State of Connecticut, as designated in the notice of the meeting.

     Section 2. The Annual Meeting of Stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held in such place and on such day and hour in the months of January, February, March, April, May or June in each year as shall be fixed by the Board of Directors, or failing action by the Board, by the President, and designated in the call or on any subsequent time or day to which such meeting may be adjourned. In the event that no date for the annual meeting is established or said meeting has not been held on the date so fixed or determined, a special meeting in lieu of the annual meeting may be held with all of the force and effect of an annual meeting.


          Section 3. Notice of the annual meeting of stockholders shall be given by a written or printed notice, delivered or sent by mail, at least five days prior to the meeting, to each stockholder of record appearing on the books of the Company and entitled to vote at such meeting, at the address in such books.

          Section 4. At all meetings of stockholders each share entitled to vote, and represented in person or by proxy, shall be entitled to one vote.

          Section 5. At each such annual meeting the directors shall be elected by ballot, who shall continue in office until the next annual meeting and until their successors are chosen and qualified. They shall be stockholders, except that if any company holds a majority of the voting stock of this Company, one or more directors, executive officers or agents of the company holding such stock may be chosen directors of this Company, whether they be stockholders of this Company or not.

          Section 6. The notice of any special meeting of stockholders shall state the purpose of such meeting and no business other than that of which notice has been so given shall be transacted at such meeting.

          Section 7. Notice of all special meetings of stockholders shall be given by delivering or sending by mail written or printed notice thereof, stating the purpose of such meeting, to each stockholder appearing on the books of the Company and entitled to vote at such meeting, at the address given in such books, at least five days before the time of meeting, unless such stockholders shall waive notice or be in attendance at the meeting.


     Section 8. Any action required or permitted to be taken at any meeting of the stockholders may be taken by written consent, setting forth the action so taken or to be taken without a meeting if all stockholders entitled to vote on the matter consent to the action in writing and the written consents are filed with the records of the meetings of stockholders. Such consents shall have the same force and effect as a vote of shareholders taken at a meeting.

ARTICLE II.

Meetings of Directors

          Section 1. A regular meeting of the Board of Directors shall, if a quorum is present, be held without notice immediately after the adjournment of the annual stockholders' meeting or as soon thereafter as convenient for the purpose of organization. At the first meeting of the Board of Directors held after the annual stockholders' meeting or at any subsequent meeting, the Board shall elect by ballot the officers of the Company provided for in
Article IV of these by-laws, who shall hold their offices (subject to the provisions of Section 4, Article III, of these by-laws) for the ensuing year, or until the next annual meeting and until their successors are chosen and qualified.

          Section 2. All other regular meetings of the Board of Directors may be held at such time and place as the Board may determine and fix by resolution.

          Section 3. Special meetings of the Board of Directors may be held at any place within or without the State of Connecticut upon call of the President, or, in the event of his absence or inability to act, upon the call of the Vice President entitled under these by-laws to act in place of the President.

          Section 4. Written or printed notice of all special meetings of directors shall be given to each director personally, or by mail or telegraph, at least three days previous to the time of meeting unless each director shall, in writing or by telegraph, waive such notice or be in attendance at such meeting.

     ARTICLE III.

     Powers and Duties of Directors

          Section 1. The business, property and affairs of the Company shall be managed by a Board of not less than three nor more than sixteen Directors. Within these limits, the number of positions on the Board of Directors for any year shall be the number fixed by resolution of the shareholders or of the Board of Directors, or, in the absence of such a resolution, shall be the number of Directors elected at the preceding Annual Meeting of Shareholders. The Directors so elected shall continue in office until their successors have been elected and qualified.

          Section 2. One-third of the directorships as fixed in accordance with Section 1 of these by-laws shall constitute a quorum, except that no quorum shall consist of less than two Directors. A number less than a quorum may adjourn from time to time until a quorum is present. In the event of such an adjournment, notice of the adjourned meeting shall be given to all Directors.

          Section 3. The Board of Directors of this Company shall have power to fill vacancies that may occur in the Board, or any other office, by death, resignation or otherwise, by a majority vote of the remaining members of the Board, and the person so chosen shall hold the office until the next annual election and until his successor shall be elected and qualified.

          Section 4. The Board of Directors shall have power to employ such and so many agents and factors or employees as the interest of the company may require, and to fix the compensation and define the duties of all of the officers, agents, factors and employees for the Company. All of the officers, agents, factors and employees of the Company shall be subject to the order of the Board, shall hold their offices at the pleasure of the Board, and may be removed at any time by the Board at its discretion.

          Section 5. All questions shall be decided by vote of a majority of the Directors present. The yeas and nays on any question shall be taken and recorded on the minutes at the request of any director.

     ARTICLE IV.

     Officers

          Section 1. The officers of this corporation shall consist of a President, one or more Vice-Presidents, a Secretary and a Treasurer, and the directors may appoint an Assistant Secretary or Assistant Secretaries and an Assistant Treasurer or Assistant Treasurers.

          Section 2. The offices of Treasurer and Secretary and the offices of Assistant Treasurer and Assistant Secretary may be held by the same person at the discretion of the Board.

          Section 3. The officers of the Company shall be elected by the Board of Directors as provided in Section 1, Article II of these by-laws.

     ARTICLE V.

     President

          Section 1. The President shall, when present, preside at all meetings of the stockholders and directors. He shall execute all contracts and other instruments in behalf of the Company, except as otherwise provided for by the Board of Directors.

          Section 2. The President shall also generally have the powers and perform the duties which by law and general usage appertain to the office.

          Section 3. In the absence or disability of the President and Vice-Presidents, the directors shall appoint another one of their number Acting President to perform the duties of the President ad interim.

     ARTICLE VI.

     Vice Presidents

          Section 1. The Vice-Presidents shall severally, beginning with the one first named at the time of their election, perform in his absence or disability the duties of the President, and shall perform from time to time such other duties as may be delegated to them by this board.

     ARTICLE VII.

     Secretary

          Section 1. The Secretary shall keep the minutes of all meetings of the stockholders and the Board of Directors. He shall give notice of all meetings of the stockholders and the Board of Directors. He shall record all votes of the Company. He shall carefully preserve and keep in his custody, in the office of the Company, all letters, contracts, leases, assignments, deeds and other instruments in writing and documents not properly belonging to the office of the Treasurer; shall attend to such correspondence of the Company as the Board of Directors shall direct, and shall perform such other duties as he may be charged with by the Board of Directors.

          Section 2. He shall have the custody of the corporate seal of the Company and shall affix the same to all instruments requiring a seal, which have been authorized by resolution of the Board of Directors, except certificates of stock, to which the seal shall be affixed by the Treasurer as provided for in Article VIII.

ARTICLE VIII.

     Treasurer

          Section 1. The Treasurer shall have charge of all receipts and disbursements of the Company, and shall be the custodian of the Company's funds. He shall have full authority to receive and give receipts for all moneys due and payable to the Company from any source whatever, and to endorse checks, drafts and warrants in its name and on its behalf, and full discharge for the same to give. He shall sign all certificates of stock, checks, notes and drafts, except as otherwise provided for by the Board of Directors.

          Section 2. He shall affix the corporate seal to all certificates of stock. He shall also perform such other duties as he may be charged with by the Board of Directors, or by law.

          Section 3. The Treasurer shall execute, if required by the Board, a bond in the penalty fixed by the Board, with such surety as the Board may approve, conditioned for the delivery to the President, or according to the order of the Board in case of his decease, resignation or discharge, of all moneys, bonds, evidences of debt, vouchers, accounts, books, writings and papers belonging to the Company, received by him or in his possession, charge or custody, and for the faithful performance of all of the duties of his office.

     ARTICLE IX.

     Assistant Treasurer

          Section 1. The Assistant Treasurer shall, in the absence or inability of the Treasurer, perform all of the duties of the Treasurer, and shall also perform such other duties as may be from time to time delegated to him or them by the Board or by the Treasurer.

          Section 2. The Assistant Treasurer shall execute, if required by the Board, a bond in the same manner as the Treasurer, as provided in Section 3, Article VIII, of these by-laws.

     ARTICLE X.

     Assistant Secretary

          Section 1. The Assistant Secretary shall, in the absence or inability of the Secretary, perform all the duties of the Secretary, and shall also perform such other duties as may be from time to time delegated to him or them by the Board or by the Secretary.

     ARTICLE XI.

     CORPORATION SEAL

          Section 1. The Corporate Seal of the Company shall be circular in form, with the name of the Company inscribed thereon.

     ARTICLE XII.

     Amendments

          Section 1. These by-laws may be altered, amended, added to or repealed at any annual meeting of the stockholders by a majority vote of all the stock entitled to vote, or at any special meeting called for that purpose, or by a majority of the Directors of the Company at any meeting of said Board of Directors.

     ARTICLE XIII.

     Committees

          Section 1. The Board of Directors may appoint such committees as it may deem proper, and may delegate to such committees any of the powers possessed by the Board. A majority of any Committee shall have the power to act. Committees shall keep full records of their proceedings, and shall report the same to each regular meeting of the Board, or when called upon by the Board.